EXHIBIT 99.1

AERT Shareholder Update

ENDURING THE TEST OF TIME

SPRINGDALE, Ark., July 15, 2010 (GLOBE NEWSWIRE) -- As Advanced Environmental Recycling Technologies, Inc. (AERT) enters its third decade, a new chapter unfolds with the opening phase of your company's new Green Age Plastic Recycling and Waste Minimization Facility near Watts, Oklahoma. We are proud of the fact that this new Green Age facility is the first Silver LEED certified facility of its kind in the U.S. It also allows AERT to successfully complete its mission of digging deeper into the plastic waste stream to convert a wider range of low end plastic film materials into valuable lower cost raw materials. Watts is the culmination of an earlier vision for the future and over five years of focused research and work. From this next generation technology, six U.S. patents are currently pending in regard to plastic resin identification and reformulation technologies and systems. We are also proud of the fact that these systems were initiated and commercialized during the worst economic mess since the Great Depression. We are very thankful that our shareholders, lenders, vendors, customers, and creditors supported AERT through this extremely difficult period. AERT's situation exemplifies an old adage, "Tough times never last, but tough people do." There is also a simple fact about recessions: They always end!

FINANCING

AERT is a recycling/waste minimization company and therefore qualifies for up to $100 million of tax exempt financing versus $10 million of industrial revenue bonds for a manufacturing company under the U.S. Tax Code. Adair County, OK is an enterprise zone and it is 35 minutes from Springdale, AR. The State of Oklahoma awarded a $13.5 million tax exempt allocation to AERT along with additional incentives from other government agencies and the Cherokee Nation to build the plastic recycling facility there. Additional stimulus assistance has also been awarded to AERT to further expand this facility. AERT is very appreciative of the support it has received from all involved to help build and start up the new Green Age facility in Oklahoma.

AERT has recently paid down and restructured its short term debt with Allstate and has maintained its long term bond programs. The one year debt service reserve funds for the Allstate bond programs were utilized, with Allstate's consent, to keep payments ongoing during this difficult period. AERT is very appreciative of Allstate's ongoing support of the company. Liberty Bank of Arkansas has also continued to work with the company and its debt has been restructured and reduced over the past year. With AERT overhead reduced and the company now cash flow positive and profitable, the company is looking to refinance and recapitalize longer term. AERT management has extensively explored a wide range of options and numerous financing proposals have been reviewed and evaluated over the past two years, during this time of difficult credit, and positive progress is being made. With the Green Age project, customer diversification will be improved which lessens the seasonality aspects of the current business and will improve year round cash flow. AERT is now working to restructure and refinance towards a growth mode on fair and equitable terms for its shareholders.

WHY WATTS

The Watts Green Age facility is designed to insulate and hedge AERT against rising petrochemical and plastic prices by utilizing low cost plastic waste streams that are too difficult and costly for others to recycle. With AERT technology, the company is able to clean and process large volumes of inconsistent and highly variable plastic waste, analyze it, and then blend it back together into useable forms. In this way, AERT is working to secure more cost effective raw materials and to avoid being forced into the position of having to outbid those with deeper pockets and more financial resources for plastic feedstocks. With the recent release of $3 million from the Oklahoma Department of Commerce, phase II will be initiated. Phase II includes the installation of commercial production and pelletizing equipment which will allow AERT to process and/or to sell recycled plastics to third parties and gain additional non-seasonal income.

REGAINING MOMENTUM

The AERT team has hunkered down and fought hard to maintain the business and its customer base during the last several years. Your company has endured much over the last several years; from the homebuilding depression to the banking/credit crisis, to resolving class action allegations over deck cleaning issues. Facilities have been closed and consolidated and headcount reduced, while new products have been launched and the "Green Age" project commenced. Change and innovation remain constants as your company works to bring online several large customers along with new and exciting products and technologies for the future. So, we are proud to report that AERT is on the move again – the momentum is back.

COMPETING IN A NEW WORLD

"Whether you prevail or fail, endure or die, depends more on what you do to
yourself than on what the world does to you."         -Jim Collins, author
Why the Mighty Fall: And Why Some Companies Never Give In

The last three years have been extremely difficult and several competitors have exited the business. Tough decisions have been made regarding plant closures, asset write-downs, and a NASDAQ delisting. We understand this has been painful, but we do not believe AERT's current share price properly reflects the reality of AERT. To expand on this a little bit more, let's look back at 2008 write downs as disclosed in AERT's 10K.

Assets have been moved from the Louisiana facility to Lowell, Arkansas and assets of value from the Junction, Texas facility are being put into service in Arkansas and Watts, Oklahoma. The Junction land and buildings will shortly be offered for sale. We also have an off-balance sheet asset of approximately $20 million representing the value of taxes that will not have to be paid on future earnings. Deferred taxes were written off in 2008 as AERT followed the accounting rules for a company whose future looked cloudy and uncertain. In 2009, cash flow from operations was increased and profitability from operations restored. So, renewed profitability and utilization of the company's loss carry forwards will create cash for growth. The deferred tax write offs have not been lost, just delayed to the future while your AERT associates readjusted and fought through the storms. The fact that AERT net income for the second quarter is over $1 million and the company is profitable for the year positively reflects the progress at your company.

CUSTOMER AND PRODUCT DIVERSIFICATION

AERT is fast becoming a more diversified company with new technologies and products rapidly transitioning to commercialization. With the recycling of plastics from large volume national retailers to producing mainstream green products, AERT is a national example of "closing the loop". Sustainability is much more than a term to AERT; it's the future of this company as well as the U.S. economy. It is regaining a competitive advantage, conserving resources, creating jobs, and providing value. With AERT's focus on remodeling, utilizing recycled plastics in composite products allows our products to provide a better value than our competitors. It also enables the company to expand into other markets and helps address consumer needs, providing value for their hard earned purchasing dollars. In particular, next generation materials are now underway and several exciting new products were introduced this year, including a value added decking profile which combines performance and price, the MoistureShield Vantage collection and a new ChoiceDek handrail system for Lowe's Home Improvement Stores nationwide. EcoShield deck tiles, which debuted in early 2009, began streamlining into independent distribution late in the 4th quarter of 2009 and have gained momentum in the market during the first two quarters of 2010. Furthermore, new recycled plastic compounds have opened additional market opportunities for the company to supply "green compounds" to other manufacturers and further diversify the customer base in the near future. This will shortly become reality with the addition of phase II equipment at the Watts Green Age facility, funded by the Oklahoma Department of Commerce under the American Recovery and Reinvestment Act.

STIMULUS FUNDING

AERT is pleased to have been ranked the #1 stimulus business project for the American Reinvestment and Recovery Act (ARRA) State Energy Program for the State of Oklahoma. After extensive review, AERT was recently awarded a 15 year, 3% interest loan for over $3 million for additional production and pelletizing equipment for the Watts project. A smaller $250,000 grant approval for Adair County, Oklahoma was also approved for AERT to help expand plastic recycling throughout the region. We are proud to announce that these funds were recently released by the Oklahoma Department of Commerce. Additional projects and potential funding are also pending, although not final yet.

EXCITING NEW TECHNOLOGIES

In particular, AERT sees a tremendous future in Watts' Green Age technologies and systems for green manufacturing and recycled green plastic compounds, allowing for a competitive advantage not only throughout the U.S. but also around the world. There are tremendous opportunities to put consistency into recycling. The Oklahoma Department of Commerce (ARRP) funds now allow AERT to commercialize this for large customers. This diversification strategy also now puts AERT in a better, more balanced position to refinance, as the company moves back into a growth mode. More on this will be discussed at the shareholder meeting.

NASDAQ

AERT has been in discussions with NASDAQ and has been informed that a NASDAQ small cap market, NasdaqBX, is currently pending approval before the U.S. Securities and Exchange Commission. It is the intent of AERT to work with NASDAQ to join this new exchange designed for smaller growth companies once it is formally approved by the SEC. AERT currently trades on the OTC bulletin board.

MOVING FORWARD WITH BLUELINX

2010 marks the end of AERT's 16 year relationship with Weyerhaeuser. We would like to thank Weyerhaeuser for their past business relationship and instrumental role in launching the ChoiceDek program with Lowe's. As AERT moves forward, we now enter a new relationship with BlueLinx (formerly Georgia Pacific Distribution), and look forward to moving the ChoiceDek program to new heights with more timely and expanded distribution for Lowe's stores. BlueLinx also has expanded regional distribution for AERT's MoistureShield program, and will be stocking AERT decking products at most locations. This allows for quicker service and support for our retail remodeling customers and allows AERT to favorably compete against the competition going forward.

MOVING FORWARD

Although the past couple of years have been painful, your AERT associates have hunkered down and worked hard. As such, AERT has weathered a horrific storm of events and is proudly still standing. AERT is growing stronger by the day and is now on the move again. Our annual shareholder meeting will be held Thursday, July 15th, 2010 at 5 p.m. at AERT's corporate office in Springdale. We hope you will join us for this exciting event. It will also be webcast at http://aert.com/ir/webcasts.aspx. Thank you for your support of AERT. We look forward to seeing you in person or joining us on the web for the Springdale meeting.

Joe G. Brooks
Founder, Chairman, & CEO

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, AERT (OTCBB:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. The company recently received an ESGR Patriot Award for its support of our Guard and Reserve Units in the U.S. Armed Forces. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of ChoiceDek® decking, which is available in multiple colors and is sold in Lowe's Home Improvement stores nationwide. See http://www.choicedek.com for more information. AERT's MoistureShield® decking program is expanding and products are now available throughout the U.S. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, Arkansas and recently commenced operations at its Green Age recycling facility in Watts, Oklahoma. For more information on the Company, visit http://www.aertinc.com.

The AERT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4905

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2009.

CONTACT:  Advanced Environmental Recycling Technologies, Inc.
          Investor Relations
          479-203-5077
          www.aertinc.com/ir